UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2007

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60540

(Address of principal Mr. Mader offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Westell Technologies, Inc. (the “Company”) has named Amy Forster, 40, as Senior Vice President & Chief Financial Officer (CFO). Ms. Forster will be responsible for managing Westell’s Corporate Finance Operations including Westell’s domestic and international subsidiaries. Ms. Forster joined Westell in 1994 and most recently served as the Company’s Executive Director of Finance. Ms. Forster rejoins Westell after serving as Managing Director of Finance and Controller of Claymore Securities, Inc. from January 2007 to June 2007.

Ms. Forster will receive a base salary of $220,000 and a bonus target of $150,000 for fiscal 2008 that will be based on the Company’s actual financial results compared to established performance criteria. Ms. Forster will also be granted options on her start date to acquire 150,000 shares which vest in equal annual installments over a 5 year period. The Company will reimburse Ms. Forster for any out-of-pocket expenses she may incur if she is required to repay the signing bonus provided by her former employer in an amount not to exceed the bonus Ms. Forster would have earned as a bonus for fiscal 2007.

Nicholas C. Hindman, Sr., who has served as the Company’s CFO since 1999, will be assuming the responsibilities of the newly created position of Chief Operating Officer (COO). In his new role, Mr. Hindman will be responsible for managing Westell’s Global Product Supply Chain Operations and he will support Thomas E. Mader, President and CEO in business development activities. Mr. Hindman will continue to be responsible for Corporate Planning, Project Management and Information Technology.

Ms. Forster’s and Mr. Hindman’s appointments will become effective on July 2.

In addition, on June 11, 2007, John C. Clark, the Company’s Senior Vice President of Operations, resigned from the Company.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1 Employment Letter by and between the Company and Amy Forster.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: June 15, 2007	By:	/s/ Nicholas C. Hindman
Nicholas C. Hindman
Chief Financial Officer